Exhibit 99.1
                                  ------------

                     USURF AMERICA APPOINTS NEW BOARD MEMBER

                  PROVEN TEAM BUILDER ADDED TO MANAGEMENT TEAM

      DENVER, March 15 /PRNewswire-FirstCall/ -- Usurf America, Inc. (OTC Bulletin Board: USUR), a leading provider of voice, video and high-speed broadband communications services, announced today that it has added Jeff Fiebig to its Board of Directors.

      "Jeff's addition is just another step in the restructuring of the Company in its plan for growth and profitability," said Dave Weisman, U's chairman. "We are extremely pleased to have someone of this caliber with such versatility on our management team. Jeff has been an asset to Sovereign and will be an outstanding leader to the combined companies as we implement our strategic business model."

      After a successful career with the Air Force, where he flew both in combat and with the Thunderbird aerial demonstration team, Fiebig now brings a wealth of practical, hands-on experience to his position at Usurf. He is currently the VP of Sovereign Companies which was recently acquired by Usurf. Over the course of his military and professional career, Fiebig has been charged with managing large numbers of geographically dispersed individuals. This includes managing the largest fighter plane group at Luke Air Force Base, Ariz., consisting of six Squadrons and over 500 personnel while dividing his time as an instructor and evaluator for United Airlines.

      Fiebig's experience and management style prompted Sovereign to invite him to join their management team as VP, where he currently manages 10 projects in three states. In addition, Fiebig currently serves as a Colonel in the Air Force Reserves and has recently been selected for promotion to Brigadier General.

      "In both the private and government sectors, I pride myself on my leadership abilities," said Fiebig. "I look forward to working with other members of the management team to deliver a positive impact on the future of Usurf."


      About USURF America, Inc.
      -------------------------

      Based in Broomfield, Colo., Usurf America is implementing specific strategies designed to leverage the Company's IP-based software technology enabling fully ubiquitous voice, video and data product deployments in targeted geographic regions of the United States. For more information about Usurf America, please visit the Company's website at www.usurf.com.

      SAFE HARBOR STATEMENT: Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in Usurf America and its subsidiaries and divisions. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Usurf America's Securities and Exchange Commission filings. Usurf America wishes to caution readers that certain important factors may have affected and could in the future affect its actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of Usurf America. There are many factors that will determine whether Usurf America will be successful in its endeavors, including, without limitation, access to adequate capital and consumer acceptance of its telecommunications service offerings. Usurf America undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

     Contact:   Jim Mills, J.F. Mills/Worldwide for Usurf America, Inc.
                (303) 639-6186            jfmills@jfmillsworldwide.com
                Denise Hoover, of Usurf America, Inc.
                (303) 285-5379            investorrelations@usurf.com